Exhibit j under N-1A

                                                Exhibit 23 under 601/Reg SK



INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Post-Effective Amendment No. 60 to Registration Statement No. 2-91090 on Form N-1A of our reports dated December 6, 2002 relating to the financial statements of Federated Equity Funds (comprised of the following funds: Federated Capital Appreciation Fund, Federated Communications Technology Fund, Federated Growth Strategies Fund, Federated Large Cap Growth Fund, and Federated Market Opportunity Fund) for the year ended October 31, 2002, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.




Deloitte & Touche LLP

Boston, Massachusetts
December 27, 2002